United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 17, 2017

Date of Report (Date of earliest event reported)

E-COMPASS ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-37516	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

China Office: 6F/Tower, 2 West Prosper Centre No.5, Guanghua Road Chaoyang District Beijing, 100020, P.R. China NY office: 7 Times Square, 37th Floor New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 86 (10) 8573 1453

N/A

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.07 Submission of Matters to a Vote of Security Holders.

On January 17, 2017, E-compass Acquisition Corp. (the “E-compass”) held an extraordinary general meeting of shareholders (the “Meeting”) to vote on matters related to its acquisition of NYM Holding, Inc. (“NYM”). Shareholders approved all proposals submitted for vote at the Meeting. Holders of approximately 1,982,967 of E-compass’s ordinary shares elected to redeem their shares and the combined company will repurchase approximately 1,500,000 of its ordinary shares for approximately $15,000,000 after the closing of the business combination with NYM. The business combination is expected to close in the coming days after all conditions to closing have been met. Shareholders that elected redemption will receive the redemption amount upon closing of the business combination. Below are the detailed voting results for each of the proposals at the Meeting.

1.       Redomestication

Shareholders approved the merger of E-compass with and into iFresh Inc. (“iFresh”), its wholly-owned Delaware subsidiary, with iFresh surviving the merger. Once consummated, the merger will change E-compass’s place of incorporation from the Cayman Islands to Delaware. The voting results were as follows:

Votes
For	Against	Abstain	Broker Non-Votes
5,251,659	55,000	0	0

2.       Business Combination

To approve the authorization for iFresh’s board of directors to complete the merger of a merger sub into NYM, resulting in NYM becoming a wholly owned subsidiary of iFresh. The voting results were as follows:

Votes
For	Against	Abstain	Broker Non-Votes
5,251,659	55,000	0	0

3.       Adjournment

To approve the adjournment of the extraordinary general meeting in the event E-compass does not receive the requisite shareholder vote to approve either the Redomestication or the Business Combination. The voting results were as follows:

Votes
For	Against	Abstain	Broker Non-Votes
4,949,135	326,100	31,424	0

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated January 18, 2017

E-COMPASS ACQUISITION CORP.

By:	/s/ Richard Xu
Name:	Richard Xu
Title:	Chairman and Chief Executive Officer

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